On July 17, 2007, the College Retirement Equities Fund
(the Fund) held an annual meeting of participants so that the Funds participants could consider and vote upon certain matters, in accordance with the terms of the Proxy Statement on Schedule 14A, incorporated herein by reference, filed on June 14, 2007 by the College Retirement Equities Fund, File No.811-04415.
A summary of these matters and the results of the participants meeting are included in the Funds
December 31, 2007 annual report, which is included in the Funds 2007 annual Form N-CSR filing with the Securities and Exchange Commission.